Exhibit 23.2

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated May 7, 2008, with respect to the consolidated financial statements of Flamel Technologies S.A. for the year ended December 31, 2007 included in the Annual Report on Form 20-F of Flamel Technologies S.A. for the year ended December 31, 2009.

Lyon, France

May 7, 2010

ERNST & YOUNG Audit

Represented by
Jean-Luc Desplat